                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             NAC RE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / $500 per each party to the controversy pursuant to the Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

              NAC RE CORPORATION
              ONE GREENWICH PLAZA
              P.O. BOX 2568
  [LOGO]      GREENWICH, CT 06836-2568

                                                                  March 24, 1998

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of NAC Re Corporation (the "Company") to be held on Friday, May 8, 1998, at 10:00 A.M. at One Greenwich Plaza, in the Third Floor Boardroom, Greenwich, Connecticut 06836-2568.

    At this important meeting, you will be asked to consider and vote upon the election of four directors to serve for a term of three years.

    Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed proxy card promptly in the prepaid envelope. You may attend the Annual Meeting and vote in person even if you have previously returned your card. We look forward to meeting with you.

                                          Sincerely,

                                                     [SIGNATURE]

                                          RONALD L. BORNHUETTER
                                          CHAIRMAN AND
                                            CHIEF EXECUTIVE OFFICER

                               NAC RE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of NAC Re Corporation (the "Company"), a Delaware corporation, will be held at One Greenwich Plaza, Third Floor Boardroom, Greenwich, Connecticut on Friday, May 8, 1998, at 10:00 A.M., for the following purposes:

        (1)  To elect four directors to serve for a term of three years.

        (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 12, 1998 are entitled to vote at the meeting.

    You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                               [SIGNATURE]

                                          CELIA R. BROWN
                                          SECRETARY

Greenwich, Connecticut
March 24, 1998

                               NAC RE CORPORATION

                 PROXY STATEMENT WITH RESPECT TO ANNUAL MEETING
                                OF STOCKHOLDERS

                                  MAY 8, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NAC Re Corporation (the "Company" or "NAC Re") to be used at the Annual Meeting of Stockholders of the Company which will be held at One Greenwich Plaza, Third Floor Boardroom, Greenwich, Connecticut, on Friday, May 8, 1998, at 10:00 A.M., and at any adjournment thereof.

    Stockholders who execute proxies retain the right to revoke them at any time. A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company a written notice of revocation, by executing and delivering a subsequent proxy bearing a later date, or by attending the meeting and voting in person. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. For a description of the voting procedures, see "Miscellaneous--Voting Procedures."

    Stockholders of record at the close of business on March 12, 1998 will be entitled to one vote for each share then held. There were outstanding on such date 18,369,389 shares of NAC Re common stock, $.10 par value (the "Common Stock").

    The principal executive offices of the Company are at One Greenwich Plaza, Greenwich, Connecticut, 06836-2568. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was March 24, 1998.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table identifies the number of shares of Common Stock beneficially owned at March 12, 1998 by each director and nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment powers with respect to shares shown.

                                                         AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                                 BENEFICIAL OWNERSHIP      CLASS
-------------------------------------------------------  --------------------  -------------
Robert A. Belfer.......................................         1,071,838(1)(2)         5.8%
John P. Birkelund......................................            52,555(1)             *
Ronald L. Bornhuetter..................................           525,603(3)           2.8%
Nicholas M. Brown, Jr. ................................            26,729(4)             *
C. W. Carson, Jr. .....................................            31,756(1)             *
Dan Ciampa.............................................            11,506(5)             *
Todd G. Cole...........................................            31,756(1)             *
Michael G. Fitt........................................            17,006(6)             *
Daniel J. McNamara.....................................            31,006(7)             *
Stephen Robert.........................................            41,986(1)             *
Herbert S. Winokur, Jr. ...............................            35,506(1)             *
Martha G. Bannerman....................................            75,791(8)             *
Jerome T. Fadden.......................................             9,807(9)             *
Stanley J. Kott........................................            53,242(10)            *
All directors and executive officers of NAC Re as a
  group (16 persons)...................................         2,091,236(12)         10.8%

------------------------

*   Less than 1%.

 (1) Includes 29,250 shares issuable pursuant to options exercisable under the Directors' Stock Option Plan and 128 shares of restricted stock issued pursuant to the 1997 Stock Retainer Plan for Nonemployee Directors.

 (2) Includes 114,170 shares held in family trusts with respect to which Mr. Belfer and/or his wife or son are trustees, and 154,992 shares owned by his wife. Mr. Belfer disclaims beneficial ownership of such shares. Also includes 18,500 shares held by a foundation of which Mr. Belfer is an officer and 38,525 shares held in a family trust. Mr. Belfer has shared voting and investment power with respect to such shares. Also includes 123,492 shares held by Mr. Belfer for his wife in trust and 2,000 shares held by Mr. Belfer for his son. Mr. Belfer has sole voting and investment power with respect to such shares. Mr. Belfer's address is 767 Fifth Avenue, 46th Floor, New York, NY 10153.

 (3) Includes 14,765 shares allocated to Mr. Bornhuetter's Employee Savings Plan account and 411,250 shares issuable pursuant to exercisable options. Includes 1,775 shares owned by Mr. Bornhuetter's spouse, as to which he disclaims beneficial ownership.

 (4) Includes 4,000 shares of restricted stock.

 (5) Includes 11,250 shares issuable pursuant to options exercisable under the Director's Stock Option Plan and 128 shares of restricted stock issued pursuant to the 1997 Stock Retainer Plan for Nonemployee Directors.

 (6) Includes 15,750 shares issuable pursuant to options exercisable under the Directors' Stock Option Plan and 128 shares of restricted stock issued pursuant to the 1997 Stock Retainer Plan for Nonemployee Directors.

 (7) Includes 24,750 shares issuable pursuant to options exercisable under the Directors' Stock Option Plan and 128 shares of restricted stock issued pursuant to the 1997 Stock Retainer Plan for Nonemployee Directors.

 (8) Includes 5,900 shares of restricted stock, 48,060 shares issuable pursuant to exercisable options, and 450 shares held jointly with a family member as to which Ms. Bannerman disclaims beneficial ownership.

 (9) Consists of 800 shares allocated to Mr. Fadden's Employee Savings Plan Account and 8,750 shares of restricted stock.

(10) Includes 5,254 shares allocated to Mr. Kott's Employee Savings Plan Account, 5,900 shares of restricted stock, and 35,455 shares issuable pursuant to exercisable options.

(11) Includes 35,409 shares allocated to Employee Savings Plan accounts, 31,050 shares of restricted stock, 767,045 shares issuable pursuant to exercisable options, and 453,904 shares as to which such individuals disclaim beneficial ownership.

    The following table presents, to the knowledge of the Company, information as to all beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 12, 1998, except for Robert A. Belfer, whose ownership is set forth above.

                                                          AMOUNT AND NATURE OF
                                                               BENEFICIAL         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP(1)           CLASS
-------------------------------------------------------  ----------------------  -------------
Wellington Management Company, LLP.....................          1,812,208(2)            9.9%
  75 State Street
  Boston, MA 02109
The Prudential Insurance Company of America............          1,310,865(3)            7.1%
  751 Broad Street
  Newark, NJ 07102-3777
Lazard Freres & Co. LLC................................          1,133,129(4)            6.2%
  30 Rockefeller Plaza
  New York, NY 10020
The Equitable Companies Incorporated...................          1,028,265(5)            5.6%
  1290 Avenue of the Americas
  New York, NY 10104

------------------------

(1) Based on information contained in the most recent Schedule 13G or Schedule 13D filed by the beneficial owner under the Securities Exchange Act of 1934.

(2) The shares are held by Wellington Management Company, LLP ("Wellington") on behalf of investment advisory clients. Wellington has shared voting power with respect to 1,122,250 of such shares, and shared power to dispose all of such shares.

(3) The Prudential Insurance Company of America ("Prudential") presently holds 77,100 shares for the benefit of its general account. In addition, Prudential may have direct or indirect voting power and/or investment discretion over 1,233,765 shares which are held for the benefit of its clients. Prudential has shared voting power with respect to 260,865 of such shares, and shared power to dispose of 319,665 of such shares.

(4) Lazard Freres & Co. LLC ("Lazard Freres") has sole voting power with respect to 1,060,829 of such shares, and sole power to dispose all of such shares.

(5) 538,700 shares are held by The Equitable Life Assurance Society of the United States ("Equitable"); Equitable has sole voting power and power to dispose of such shares. 241,800 shares are held by Alliance Capital Management, L.P. ("Alliance") on behalf of investment advisory clients. Alliance has sole voting power with respect to 159,700 of such shares, shared voting power with respect to 63,300 of such shares and sole power to dispose of all of such shares. 13,365 shares are held by Donaldson,

    Lufkin & Jenrette Securities Corporation ("DLJ") for investment purposes; DLJ has no voting power and shared power to dispose of such shares. 234,400 shares are held by Wood, Struthers & Winthrop Management Corp. ("Wood, Struthers") on behalf of investment advisory clients. Wood, Struthers has sole power to vote 169,900 of such shares, shared voting power with respect to 26,690 of such shares, and sole power to dispose all of such shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Four Directors will be elected at the meeting for a term of three years or until their respective successors shall have been elected and shall qualify. Each proxy received will be voted for the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any Director and any other person pursuant to which such person was selected as a Director or nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

  NAME OF NOMINEE                                                         AGE        DIRECTOR SINCE
--------------------------------------------------------------------      ---      ------------------
CLASS A (TERM EXPIRES 1998)

  John P. Birkelund.................................................          67   August 1985
  C. W. Carson, Jr. ................................................          69   September 1987
  Michael G. Fitt...................................................          66   December 1992
  Stephen Robert....................................................          57   August 1985

    The following individuals are the Company's other Directors whose terms of office continue after the Annual Meeting and until the Annual Meeting in the year in which the directorships of their class expire. The vacant Class B Board position will remain vacant until a suitable candidate is selected by the Corporate Governance Committee.

  NAME OF DIRECTOR                                                        AGE        DIRECTOR SINCE
--------------------------------------------------------------------      ---      ------------------
CLASS B (TERM EXPIRES 1999)

  Robert A. Belfer..................................................          62   August 1985
  Nicholas M. Brown, Jr. ...........................................          43   November 1996
  Herbert S. Winokur, Jr. ..........................................          54   September 1987

CLASS C (TERM EXPIRES 2000)
  Ronald L. Bornhuetter.............................................          65   August 1985
  Dan Ciampa........................................................          51   June 1997
  Todd G. Cole......................................................          77   September 1987
  Daniel J. McNamara................................................          70   September 1991

    Ronald L. Bornhuetter has been Chief Executive Officer of the Company since December 1987 and Chairman of the Board of NAC Reinsurance Corporation ("NAC") since 1990 and of the Company since 1993. He has been a Director of the Company and NAC since August 1985. From August 1985 through October 1996, he served as President of the Company and Chief Executive Officer of NAC and from March 1986 through October 1996 he also served as President of NAC. Prior to joining the Company, Mr. Bornhuetter was Vice President--Finance of General Re Corporation and Senior Vice President and Comptroller of its subsidiary, General Reinsurance Corporation, having served as Chief Financial Officer of the Group. He is a Fellow and former President of the Casualty Actuarial Society; a member and former President of the American Academy of Actuaries and also served as Chairman of the Actuarial Standards Board. He is also a member of the International Actuarial Association, and a former Vice President and head of the U.S. delegation to its Ruling Council. He is also a member of ASTIN and AFIR. He served as

Chairman of The Reinsurance Association of America from 1993 to 1994. He is a Trustee of The College of Wooster, Wooster, Ohio.

    Nicholas M. Brown, Jr. joined the Company in November 1996 as President and Chief Operating Officer and a Director and President and Chief Executive Officer and a Director of NAC. Prior to joining the Company, Mr. Brown served at The St. Paul Companies as Executive Vice President and Chief Operating Officer of St. Paul Fire and Marine Insurance Company from May 1994 until November 1996 and as President of St. Paul Specialty from 1993 through May 1994. From 1976 until 1993 he served in various positions at Aetna Life and Casualty Companies, including Vice President--Select Accounts from December 1990 until August 1993. Mr. Brown is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

    Robert A. Belfer is Chairman and Chief Executive Officer of Belco Oil & Gas Corp., an independent gas and oil producing company. Prior to that, he was President and Chairman of Belco Petroleum Corporation, a petroleum exploration and production company from 1965 until April 1986. Mr. Belfer is a Director of Enron Corp. and is a member of the Board of Overseers and Treasurer of the Albert Einstein College of Medicine and a member of the Board of Overseers of Cornell University Medical College.

    John P. Birkelund has been Chairman of SBC Warburg Dillon Read Inc. since October 1997. From 1981 until 1997, he served in executive positions at Dillon, Read & Co. Inc., including Chief Executive Officer from 1988 through 1993 and Chairman from 1988 to 1997. Mr. Birkelund is a Director of Darby Overseas Investments Ltd. and chairs the Polish-American Enterprise Fund. He also serves as a trustee or advisor to a number of not-for-profit organizations.

    C. W. Carson, Jr. currently serves as an independent financial consultant. He was a Partner with Price Waterhouse & Partners from 1985 until June 1988. From 1983 to 1985, Mr. Carson was Managing Director of the investment banking firm of Wm. Sword & Co., Inc. From 1956 to 1983, he was affiliated with Chemical Bank, serving as Vice Chairman and Director of the Bank and Holding Company from 1978 to 1983. Mr. Carson is a Director of Mitsubishi Trust & Banking Corporation
(USA) and Trebol International Corporation and serves as a trustee, director or advisor to several universities, endowment funds and other not-for-profit organizations.

    Dan Ciampa currently serves as an independent management consultant advising senior executives in a select number of Fortune 1000 companies. Prior to establishing his consulting practice in 1996, Mr. Ciampa was associated with Rath & Strong, Inc., a manufacturing engineering consulting firm. He served at Rath & Strong for over 25 years in various positions, including Chairman of the Board and Chief Executive Officer from 1986 to 1996. Mr. Ciampa serves on numerous private and not-for-profit boards, and is a guest lecturer at several institutions including Duke University, Boston College, Boston University, Harvard University and Vanderbilt University.

    Todd G. Cole, retired Chairman and Chief Executive Officer of CIT Financial Corporation, is a consultant and corporate director. In his consulting role he served as Managing Director of SH&E, Inc., a consulting firm specializing in aviation (1992-1995), President and Chief Executive Officer of Frontier Airlines, Inc. D.I.P. (1986-1990) and Vice Chairman and Director of Eastern Air Lines, Inc. D.I.P. (1989-1991). He is a Director of Kaiser Ventures, Inc., Hawaiian Airlines, Inc. and several private companies.

    Michael G. Fitt was President of Employers Reinsurance Corporation from 1979 to 1991 and Chairman and Chief Executive Officer from 1981 until his retirement in 1992. He is an Advisory Director of Nations Bank of Kansas City, a Director of Kansas City Southern Industries, Inc., a Director of DST Systems Inc. and a member of the Board of Directors of Midwest Research Institute.

    Daniel J. McNamara currently is Of Counsel with the law firm of Hughes Hubbard & Reed LLP. He served as Chairman of the Insurance Group Practice of that law firm from March 1988 through 1994. From 1971 to 1988 he served as the first President of Insurance Services Office, Inc. (ISO). Mr. McNamara is a member and past President of the Casualty Actuarial Society and the American Academy of Actuaries. He is a Director of General Accident Insurance Company of America and General Accident Corporation of America and several private companies. He is Chairperson of the Board of Trustees of the College of Mount St. Vincent and also serves as a trustee or advisor to several not-for-profit organizations.

    Stephen Robert has served as Chairman of the Board and Chief Executive Officer of Oppenheimer & Co., Inc. from 1983 to 1997, and was President of that company from 1979 to 1983. In November 1997, Oppenheimer & Co., Inc. was acquired by CIBC Wood Gundy Securities Corp., the global corporate and investment banking arm of Canadian Imperial Bank of Commerce. The new entity is CIBC Oppenheimer Corp. and Mr. Robert serves as Vice Chairman. Mr. Robert is Vice Chancellor and Chancellor Designate of Brown University and he serves on the Boards of Electra Investments Trust, P.L.C., Thirteen/WNET, The Manhattan Institute, the Polish-American Enterprise Fund and the New York City Economic Development Corporation.

    Herbert S. Winokur, Jr. has been President of Winokur Holdings, Inc. (investment company) and Managing General Partner of Capricorn Investors, L.P. and Capricorn Investors II, L.P., private investment partnerships concentrating on investments in restructure situations, since 1987. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is also a Director of The WMF Group, Ltd., Mrs. Fields Holdings, Inc., Enron Corp., and DynCorp.

    The following individuals are the Company's executive officers:

NAME                                             AGE                        OFFICE
-------------------------------------------      ---      -------------------------------------------

Ronald L. Bornhuetter......................          65   Chairman of the Board and Chief Executive
                                                          Officer, NAC Re; Chairman of the Board, NAC

Nicholas M. Brown, Jr......................          43   President and Chief Operating Officer, NAC
                                                          Re; President and Chief Executive Officer,
                                                          NAC

Martha G. Bannerman........................          55   Vice President and General Counsel, NAC Re;
                                                          Executive Vice President, General Counsel
                                                          and Secretary, NAC

Jerome T. Fadden...........................          41   Vice President, Chief Financial Officer and
                                                          Treasurer, NAC Re; Executive Vice
                                                          President, Chief Financial Officer and
                                                          Treasurer, NAC

Celia R. Brown.............................          43   Secretary, NAC Re; Vice President, NAC

Stanley J. Kott............................          49   Executive Vice President, NAC

C. Fred Madsen.............................          44   Executive Vice President, NAC

    Martha G. Bannerman has been Executive Vice President of NAC since 1994 and Vice President, General Counsel of the Company and a Director and General Counsel of NAC since 1986. From 1986 to 1994 she was Vice President of NAC and Secretary of the Company. From 1970 to 1977, Ms. Bannerman practiced law with Milbank, Tweed, Hadley & McCloy in New York. In 1977, Ms. Bannerman joined the Los Angeles law firm of Adams, Duque & Hazeltine (becoming a partner in 1978), where she specialized in business litigation, including a variety of insurance and securities matters. Ms. Bannerman served as Chair of the Law Committee of The Reinsurance Association of America from 1992-1994 and is active in the Tort and Insurance Practice Section of the American Bar Association.

    Jerome T. Fadden was appointed Vice President, Chief Financial Officer and Treasurer of the Company and Executive Vice President, Chief Financial Officer and Treasurer and a Director of NAC in June 1996. From 1990 to 1996, he held various positions at Traveler's Group (formerly Primerica Corporation), including Treasurer from January 1994 to June 1996, Chief Financial Officer of The Gulf Insurance Group from 1992 to 1994, and Vice President--Finance Group from 1990 to 1992. Mr. Fadden was a Vice President at Shearson Lehman Brothers, Inc. from 1986 to 1990 and was an associate at E. F. Hutton & Company, Inc. from 1985 to 1986.

    Celia R. Brown has been Vice President of NAC and Secretary of the Company since 1994 and a Director of NAC since 1993. She served as Second Vice President and Associate General Counsel from 1991 to 1994 and as Assistant Vice President and Assistant General Counsel from 1988 to 1991. Prior to joining NAC, Ms. Brown served as Vice President at JWT Group, Inc. and as an associate in the law firm of Burns Summit Rovins and Feldesman in New York.

    Stanley J. Kott has been Executive Vice President of NAC since 1994 and a Director of NAC since 1990. From 1990 to 1994 he served as Vice President and Manager, Property Facultative. Before joining the Company, he was employed by E.
W. Blanch Company for over three years and served as Senior Vice President, Limited Partner and Director of the Facultative Division for over three years and also as Branch Manager, New York Treaty. Mr. Kott was previously a Vice President at Guy Carpenter serving as Branch Manager of its Hartford Office and a property facultative underwriter at General Reinsurance Corporation.

    C. Fred Madsen has been Executive Vice President of NAC since 1994 and a Director of NAC since 1991. He served as Vice President and Manager, Casualty Facultative from 1991 to 1994. Prior to that time he held various positions in the Casualty Treaty Department. Before joining the Company in 1986, he served in various underwriting positions at General Reinsurance Corporation and Aetna Life & Casualty Company.

BOARD AND COMMITTEE MEETINGS

    The standing committees of the Board of Directors of the Company include, among others, the Audit, Compensation and Finance and Investment Committees. The Nominating Committee was replaced in December 1997 by the Corporate Governance Committee.

    The Audit Committee held three meetings in 1997. The members of the Committee were Messrs. Carson, Ciampa, Cole, Fitt and McNamara, none of whom is an officer or an employee of the Company or NAC. The Audit Committee oversees management's discharge of its financial reporting responsibilities. It meets periodically with management and representatives of the Company's independent certified public accountants to discuss auditing and financial reporting matters. In addition, the independent certified public accountants and Audit Director meet with the Audit Committee to discuss the results of their examination and are given an opportunity to present their opinions, without management's presence, concerning the quality of the Company's financial reporting and adequacy of the system of internal controls. The independent auditors have, at all times, free access to and meet regularly with the Audit Committee. Representatives of Tillinghast--Towers Perrin, an independent actuarial consulting firm retained by the Audit Committee, meet with the Audit Committee to discuss the results of their examination and have, at all times, free access to the Audit Committee without management's presence.

    The Nominating Committee held two meetings in 1997. The members of the Committee were Messrs. Belfer, Birkelund, Bornhuetter and Robert. The duties of this Committee, which are now the responsibility of the Corporate Governance Committee, included reviewing the qualifications of candidates suggested by Board members, management, stockholders and other sources, considering the performance of incumbent Directors and approving a slate of nominees for election as Directors.

    Stockholders wishing to suggest candidates for election as Directors may submit names and biographical data to the Secretary of the Company, who will forward such information to the Corporate Governance Committee for consideration.

    The Compensation Committee held four meetings in 1997. The members of the Committee were Messrs. Birkelund, Carson, Ciampa, McNamara, Robert and Winokur, none of whom is an officer or an employee of the Company or NAC. The Committee is responsible for establishing, administering, reviewing and recommending changes in the Company's compensation plans for its executives and submitting such plans to the Board of Directors for approval.

    The Finance and Investment Committee held four meetings in 1997. The members of the Committee were Messrs. Belfer, Bornhuetter, Brown, Carson, Cole, Fitt, McNamara and Winokur. The Committee is responsible for the oversight of the Company's investments, including the selection of investment advisors and the adoption of investment policies and guidelines.

    During 1997, there were four meetings of the Board of Directors. All Directors attended 80% or more of the aggregate of the total number of meetings of the Board of Directors and all Committees on which they served. The Company considers attendance at scheduled meetings to be only one measure of a Director's contribution to the Company. Directors also fulfill their responsibilities by rendering advice in informal consultations with executive officers of the Company.

CORPORATE GOVERNANCE PRINCIPLES

    In 1998 the Board of Directors adopted enhanced corporate governance principles which included board of director responsibilities, criteria for board membership, board organizational issues, the establishment of a corporate governance committee and the adoption or refinement of charters for each standing board committee. Where guidelines included changes in current practices, transitional provisions were adopted to ensure appropriate continuity. The enhanced governance principles include:

       - Establishment of a Corporate Governance Committee

       - Independence requirement for all directors except for up to two management directors

       - Director stock ownership guidelines

       - Retirement for Directors at age 70

       - Committee rotation provisions

       - Authorization of the Executive Committee Chairman to lead the Board in the absence or disability of the Chairman and President

    While the Board of Directors has always been required to govern itself and the Company in the best interest of the shareholders, these and the other governance principles are designed to improve the effectiveness of the Board as well as its value to the shareholders of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information concerning certain relationships and related transactions with respect to Stephen Robert, see "Compensation Committee Interlocks and Insider Participation." In March 1995, the Company entered into a consulting agreement with Michael G. Fitt pursuant to which Mr. Fitt provided insurance and reinsurance advisory services to the Company and, in particular, to its UK subsidiaries. The agreement was renewed in 1997 for one additional year. For each year of his consulting arrangement, Mr. Fitt received a consulting fee of $75,000 and a phantom stock option, which became fully vested in six months, in connection with 5,000 shares of the Company's Common Stock, with a base price equal to the market value of the Company's Common Stock on the date of grant, and a ten year term.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation paid or accrued for the last three fiscal years, or as otherwise indicated, with respect to the named executive officers of NAC Re, for services rendered by such persons to NAC Re and NAC.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                 ------------------------------------
                                                                                   AWARDS                   PAYOUTS
                                                ANNUAL COMPENSATION              ----------                --------

                                     -----------------------------------------   RESTRICTED   SECURITIES
                                                                     OTHER         STOCK      UNDERLYING

NAME AND                                                             ANNUAL        AWARDS      OPTIONS        LTIP
PRINCIPAL POSITION                   YEAR  SALARY($)    BONUS($)  COMPENSATION     ($)(1)        (#)       PAYOUTS($)
-----------------------------------  ----  ----------   --------  ------------   ----------   ----------   ----------
Ronald L. Bornhuetter..............  1997   $608,083    $424,200      --            --          34,000      $488,000
  Chairman and Chief Executive       1996   $581,333    $392,400      --            --         125,000      $415,300
  Officer, NAC Re;                   1995   $553,544    $423,500      --            --          37,500      $379,100
  Chairman, NAC

Nicholas M. Brown, Jr..............  1997   $495,833    $345,900    $300,825(3)     --          27,500      $371,100
  President & Chief Operating        1996   $ 68,510    $245,000(4)               $672,500     150,000        --
  Officer, NAC Re; President and
  Chief Executive Officer, NAC

Martha G. Bannerman................  1997   $311,250    $193,000      --          $196,875      16,500      $191,400
  Vice President and General         1996   $290,836    $174,500      --            --          12,000      $140,900
  Counsel, NAC Re; Executive         1995   $241,347    $164,100      --            --          15,000      $118,300
  Vice President, General
  Counsel and Secretary, NAC

Jerome T. Fadden...................  1997   $311,250    $193,000      --          $196,875      16,500      $191,400
  Vice President, Chief Financial    1996   $162,500    $348,750(7)     --        $125,625      67,000        --
  Officer and Treasurer, NAC Re;
  Executive Vice President,
  Chief Financial Officer
  and Treasurer, NAC (7)

Stanley J. Kott....................  1997   $311,250    $193,000      --          $196,875      16,500      $191,400
  Executive Vice President, NAC      1996   $287,500    $172,500      --            --          12,000      $132,100
                                     1995   $221,000    $150,300      --            --          15,000      $105,400


NAME AND                                ALL OTHER
PRINCIPAL POSITION                   COMPENSATION($)
-----------------------------------  ---------------
Ronald L. Bornhuetter..............      $90,043(2)
  Chairman and Chief Executive           $90,531(2)
  Officer, NAC Re;                       $83,035(2)
  Chairman, NAC
Nicholas M. Brown, Jr..............      $66,675(5)
  President & Chief Operating            $ 6,166(5)
  Officer, NAC Re; President and
  Chief Executive Officer, NAC
Martha G. Bannerman................      $43,718(6)
  Vice President and General             $41,040(6)
  Counsel, NAC Re; Executive             $29,820(6)
  Vice President, General
  Counsel and Secretary, NAC
Jerome T. Fadden...................      $44,213(8)
  Vice President, Chief Financial        $11,322(8)
  Officer and Treasurer, NAC Re;
  Executive Vice President,
  Chief Financial Officer
  and Treasurer, NAC (7)
Stanley J. Kott....................      $43,538(9)
  Executive Vice President, NAC          $39,498(9)
                                         $27,170(9)

------------------------

(1) Restricted stock awards are valued at the closing market price on the date of each award. The restricted stock granted to Mr. Brown on October 30, 1996 vests as follows: 5,000 shares vest in 20% annual increments commencing October 30, 1997; 15,000 shares vest 6 years from grant or earlier upon the attainment by the stock of performance thresholds ranging from 15% to 45% stock appreciation (all of which thresholds were met in 1997). The 5,000 shares granted to Ms. Bannerman and Messrs. Fadden and Kott on March 11, 1997 vest in 20% annual increments commencing March 11, 1999. The 3,750 shares granted to Mr. Fadden on June 30, 1996 vest in 20% annual increments commencing on June 30, 1998. Unvested restricted stock held by the named executives at year-end, valued at a December 31, 1997 closing price of $48.8125, was as follows: Mr. Brown: 4,000 shares valued at $195,250; Ms.
    Bannerman: 5,900 shares valued at $287,994; Mr. Fadden: 8,750 shares valued at $427,109; Mr. Kott: 5,900 shares valued at $287,994. Dividends are paid on shares of restricted stock as, when and if dividends are paid on the Company's Common Stock.

(2) Amounts shown reflect Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $14,400 and $75,643, respectively, for 1997, $13,596 and $76,935, respectively, for 1996 and $13,724 and $57,622, respectively, for 1995. Also includes $8,398, $11,689 and $12,505 for life insurance premiums paid by the Company for 1997, 1996 and 1995, respectively.

(3) Amount shown for Mr. Brown includes $99,811 in connection with relocation costs and related tax reimbursement and $170,750 reflecting the difference between the market value and the purchase price for 5,000 shares of the Company's Common Stock purchased by Mr. Brown in connection with his employment agreement.

(4) Mr. Brown joined the Company in November 1996. Consists of an annual bonus of $20,000 and a replacement bonus of $225,000 in connection with Mr. Brown's employment agreement.

(5) Consists of Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $14,400 and $52,275, respectively, for 1997 and $4,111 and $2,055, respectively, for 1996.

(6) Consists of Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $14,400 and $29,318, respectively, for 1997, $13,596 and $27,444, respectively, for 1996 and $13,724 and $16,096, respectively, for 1995.

(7) Mr. Fadden joined the Company in June 1996. Consists of an annual bonus of $97,500 and a replacement bonus of $251,250 paid in connection with Mr. Fadden's employment offer.

(8) Consists of Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $14,400 and $29,813, respectively, for 1997 and $10,197 and $1,125, respectively, for 1996.

(9) Consists of Company contributions to the Employee Savings Plan and allocations to the Excess Benefit Savings Plan of $14,400 and $29,138, respectively, for 1997, $13,596 and $25,902, respectively, for 1996 and $13,724 and $13,446, respectively, for 1995.

OPTION GRANTS IN LAST FISCAL YEAR

    The Company maintains employee stock option plans pursuant to which eligible individuals may receive options to purchase the Company's Common Stock. The table below sets forth information concerning grants of stock options to the named executive officers of NAC Re during the last fiscal year. The amounts shown for each of the officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over a ten-year period from the date of grant of the respective options. No gain to the optionees is possible without an increase in the stock price, which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation and are required to be disclosed by regulations adopted by the Securities and Exchange Commission. Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the Company's Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL
                                                                   GRANTS
                                           ------------------------------------------------------        POTENTIAL
                                                              % OF                                  REALIZABLE VALUE AT
                                             NUMBER OF        TOTAL                                    ASSUMED ANNUAL
                                            SECURITIES       OPTIONS                                RATES OF STOCK PRICE
                                            UNDERLYING     GRANTED TO     EXERCISE                      APPRECIATION
                                              OPTIONS       EMPLOYEES      OR BASE                    FOR OPTION TERM
                                              GRANTED       IN FISCAL       PRICE     EXPIRATION   ----------------------
NAME                                          (#)(1)          YEAR         ($/SH)       DATE(2)     5%(1)(5)    10%(1)(5)
-----------------------------------------  -------------  -------------  -----------  -----------  -----------  ---------
Ronald L. Bornhuetter....................       34,000           11.1%    $  42.625    6/10/2007    $ 913,028   $2,304,308

Nicholas M. Brown, Jr....................       27,500(3)         8.9%    $  42.625    6/10/2007    $ 738,478   $1,863,778

Martha G. Bannerman......................       16,500            5.4%    $  42.625    6/10/2007    $ 443,087   $1,118,267

Jerome T. Fadden.........................       16,500(4)         5.4%    $  42.625    6/10/2007    $ 443,087   $1,118,267

Stanley J. Kott..........................       16,500            5.4%    $  42.625    6/10/2007    $ 443,087   $1,118,267

------------------------

(1) Becomes exercisable in installments of 25% per year commencing June 10, 1999 so long as employment with the Company or its subsidiaries continues. At 5% appreciation, share price would be $69.48 on June 10, 2007. At 10% appreciation, share price would be $110.40 on June 10, 2007.

(2) Options expire unless exercised within five years following termination of employment due to retirement, disability or death, or three months following termination of employment due to discharge or resignation, but in no event may option term exceed 10 years.

(3) Granted as a stock appreciation right which converts into a non-qualified stock option in October 1998.

(4) Granted as a stock appreciation right which converts into a non-qualified stock option in June 1998.

(5) As of March 3, 1998 there were 18,369,389 shares of the Company's Common Stock outstanding. Based on those outstanding shares and a share price of $50.5625 on that date, at 5% appreciation, the share price would be $82.4169 on March 3, 2008 and potential realizable value for all shareholders would be $585,145,406. At 10% appreciation, the share price would be $130.9569 on March 3, 2008 and potential realizable value for all shareholders would be $1,476,795,548

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information concerning the exercise of stock options during the last fiscal year by the named executive officers of NAC Re and the value of unexercised stock options held by such officers at December 31, 1997.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                  NUMBER OF                    VALUE OF
                                                                            SECURITIES UNDERLYING            UNEXERCISED
                                                                             UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                               SHARES                           AT FY-END (#)              AT FY-END ($)(1)
                                             AQUIRED ON        VALUE      --------------------------  --------------------------
NAME                                          EXERCISE       REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------------------  -------------  -------------  -----------  -------------  -----------  -------------
Ronald L. Bornhuetter.....................       --             --           342,850       156,900     $8,986,657   $ 1,854,340

Nicholas M. Brown, Jr. ...................       --             --                 0       177,500     $       0    $ 2,397,587

Martha G. Bannerman.......................       13,875      $ 492,702        48,935        51,790     $1,130,520   $   564,262

Jerome T. Fadden..........................       --             --                 0        83,500     $       0    $ 1,208,769

Stanley J. Kott...........................       --             --            35,455        49,720     $ 807,442    $   532,511

------------------------

(1) Based on year-end market value of Common Stock of $48.8125

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

    The Company's Long-term Incentive Plan, which is administered by the Compensation Committee of the Board of Directors, has been designed to provide awards based on corporate performance over three-year and five-year periods, paid following the end of each measurement period. One-half of the award is based on total shareholder return over a five-year period, compared to the return for the companies in the S&P Composite Stock Price Index, the S&P Property-Casualty Industry Index and the S&P Multiline Index. The other half of the award is based on operating return on beginning equity over a three-year period compared to a peer group composed of the 15 largest reinsurance companies. The following table sets forth information concerning Long-term Incentive Plan awards for the named executive officers of NAC Re. The awards are indicated in dollars, based on 1997 salaries, instead of percentages, in order to give shareholders an estimate of the amounts that may be paid out. Distributions under the Long-term Incentive Plan are made in March of each year with respect to the measurement period ending at the end of the preceding calendar year, and are included in the Summary Compensation Table.

              LONG TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                      PERFORMANCE       ESTIMATED FUTURE PAYOUTS UNDER
                                       OR OTHER          NON-STOCK PRICE-BASED PLAN(1)
                                     PERIOD UNTIL    -------------------------------------
                                     MATURATION OR   THRESHOLD
NAME                                  PAYOUT (2)      ($) (3)    TARGET($)   MAXIMUM($)(4)
-----------------------------------  -------------   ---------   ---------   -------------
Ronald L. Bornhuetter..............    1996-1998        $0       $364,850      $729,700
                                       1997-1999        $0       $364,850      $729,700

Nicholas M. Brown, Jr. ............    1996-1998        $0       $272,708      $545,417
                                       1997-1999        $0       $272,708      $545,417

Martha G. Bannerman................    1996-1998        $0       $140,063      $280,125
                                       1997-1999        $0       $140,063      $280,125

Jerome T. Fadden...................    1996-1998        $0       $140,063      $280,125
                                       1997-1999        $0       $140,063      $280,125

Stanley J. Kott....................    1996-1998        $0       $140,063      $280,125
                                       1997-1999        $0       $140,063      $280,125

------------------------

(1) Actual awards and target and maximum amounts are characterized under the Long-term Incentive Plan as percentages. When an actual award is determined at the end of each measurement period, the percentage is applied to the individual's average annual base salary for such period. Because this average compensation level is not presently determinable, all amounts disclosed reflect the application of the applicable percentages to the individual's 1997 salary, which may be more or less than average compensation at the end of the relevant measurement periods.

(2) Actual awards for the 1995-1997 measurement period are reflected in the Summary Compensation Table.

(3) If neither formula threshold is reached, no award will be paid under the Plan.

(4) While there are no maximum payouts under the Plan as amended, the Compensation Committee may exercise its discretion if and to the extent formulas produce awards in excess of 200% of the target payout.

RETIREMENT PLAN

    The NAC Re Corp. Retirement Plan is a qualified non-contributory defined benefit plan for all employees. Benefits are computed on the basis of a specified percentage of the individual's average total compensation, which includes salary and bonus awards (exclusive of Long-term Incentive Plan awards), for the thirty-six months of highest total compensation during the employee's last ten years of service. Benefits are computed on the basis of a "life and ten-year certain" annuity.

    The Company maintains a Benefits Equalization Plan authorizing payment to employees out of general funds of the Company of any benefits calculated under provisions of the Retirement Plan that are otherwise above the limitations of the Internal Revenue Code.

    The following table shows the estimated annual benefits payable upon normal retirement for specified average total compensation and years of credited service under the Retirement Plan and the Benefits Equalization Plan. Amounts disclosed are not subject to deduction for Social Security or other offset amounts.

                               YEARS OF CREDITED SERVICE
AVERAGE TOTAL  ----------------------------------------------------------
COMPENSATION       15          20          25          30          35
-------------  ----------  ----------  ----------  ----------  ----------
$200,000.....  $   45,899  $   61,198  $   73,498  $   85,798  $   85,798
400,000.....       93,899     125,198     150,498     175,798     175,798
600,000.....      141,899     189,198     227,498     265,798     265,798
800,000.....      189,899     253,198     304,498     355,798     355,798
1,000,000...      237,899     317,198     381,498     445,798     445,798
1,200,000...      285,899     381,198     458,498     535,798     535,798
1,400,000...      333,899     445,198     535,498     625,798     625,798

    The following table sets forth the number of full years of credited service as of December 31, 1997 under the Retirement Plan and the Benefits Equalization Plan, the 1997 compensation covered by the plans and number of years of credited service at normal retirement age for the named executive officers of NAC Re.

                                          NUMBER OF FULL        CURRENT           NUMBER OF YEARS
                                             YEARS OF        COMPENSATION     OF CREDITED SERVICE AT
NAME OF INDIVIDUAL                       CREDITED SERVICE       COVERED        NORMAL RETIREMENT AGE
--------------------------------------  -------------------  -------------  ---------------------------
Ronald L. Bornhuetter.................              12        $ 1,004,483                   11
Nicholas M. Brown, Jr. ...............               1            740,833                   23
Martha G. Bannerman...................              11            485,750                   21
Jerome T. Fadden......................               1            491,250                   25
Stanley J. Kott.......................               7            483,750                   23

    Current Compensation Covered is the equivalent of the salary reported in the Summary Compensation Table for 1997 and Annual Incentive Plan bonus for 1996 (and actually paid in 1997). See "Employment Agreements with Mr. Bornhuetter" and "Employment Agreement with Mr. Brown" for a description of the supplemental pension payable to Messrs. Bornhuetter and Brown upon their retirement.

EMPLOYMENT AGREEMENTS WITH MR. BORNHUETTER

    Mr. Bornhuetter, the Company's Chairman and Chief Executive Officer, was employed pursuant to an agreement with NAC Re and NAC which became effective in March 1992 and extended until July 1, 1997 (the "Former Agreement"). Mr. Bornhuetter entered into an agreement with NAC Re and NAC to provide for his employment from July 1, 1997 through June 30, 2000 (the "Current Agreement"). The Current Agreement provides that Mr. Bornhuetter will be nominated to the respective Boards of Directors of NAC Re and NAC and that he will be a member of the Executive Committee and an EX OFFICIO member of all other committees of NAC Re and NAC with management responsibilities, except the Audit Committee and Compensation Committee.

    Mr. Bornhuetter's salary was established under the Former Agreement, with the opportunity for subsequent annual increases. He receives bonuses paid pursuant to the Annual Incentive Plan and Long-term Incentive Plan which are dependent on corporate performance. The Annual Incentive Plan bonus is based on a target percentage of 45% of average salary for the bonus year. The Long-term Incentive Plan bonus is based on a target percentage of 60% of average salary for the three-year measurement period.

    NAC Re and NAC are required to maintain life insurance of $600,000 on Mr. Bornhuetter's life and for his benefit (Mr. Bornhuetter receives additional life insurance pursuant to the Company's benefits program for all employees). Following the employment term, such insurance must be maintained in the amount of $100,000. If Mr. Bornhuetter's employment terminates because of disability before the end of his employment term, his compensation and certain benefits will continue except that annual salary payments will be 53% of his average annual compensation including base salary and annual bonus at target (defined pursuant to the Current Agreement) reduced by the amount of any disability payments and retirement benefits he receives under the various benefit plans maintained by the Company and NAC. This benefit is payable for Mr. Bornhuetter's lifetime and, following his death, 50% of such amount is payable to his surviving spouse, unless a lump sum payment option is elected.

    Mr. Bornhuetter will receive a supplemental pension upon his retirement in an annual amount equal to 53% of his average annual compensation including base salary and annual bonus at target (defined pursuant to the Current Agreement) reduced by benefits payable to Mr. Bornhuetter under pension plans of the Company or NAC or under pension plans of Mr. Bornhuetter's prior employer. This benefit is payable to Mr. Bornhuetter for his lifetime and, following his death, 50% of such amount is payable to his surviving spouse, unless a lump sum payment option is elected.

    If Mr. Bornhuetter's employment is terminated (i) by the Company other than for cause or (ii) by Mr. Bornhuetter for "good reason," as defined in the Current Agreement, in addition to accrued benefits under such agreement, Mr. Bornhuetter will receive a lump sum payment equal to his then current base salary plus target payments from the Annual Incentive Plan and Long-term Incentive Plan (the "Severance Amount") for the unexpired portion of his employment term, except that, if such termination occurs after a change in control, Mr. Bornhuetter's severance payment will in no event be less than 2.99 times the Severance Amount. Provisions regarding continuing life and health insurance, excise tax payments and the definition of change in control are comparable to those contained in the Senior Officer Agreements described below.

EMPLOYMENT AGREEMENT WITH MR. BROWN

    Mr. Brown, the Company's President and Chief Operating Officer, is employed pursuant to an agreement with NAC Re and NAC which agreement became effective in November 1996, and extends until December 31, 2001. His salary was established under the agreement with the opportunity for annual increases commencing March 1998. He is eligible to receive bonuses paid pursuant to the Annual Incentive Plan and Long-term Incentive Plan which are dependent on corporate performance, based on target percentages of 45% and 55%, respectively. Pursuant to his agreement, Mr. Brown received an initial stock appreciation right grant (which automatically converts to a stock option grant after two years) with respect to 150,000 shares of NAC Re Common Stock, a grant of 20,000 shares of restricted stock, and a sign-on bonus which included a cash payment and the right to purchase 5,000 shares of Common Stock at par value. Mr. Brown was reimbursed for the costs and tax consequences related to his relocation to Connecticut.

    Pursuant to his employment agreement, if Mr. Brown retires on or after attaining age fifty-five, he will receive a supplemental pension equal to 50% of his average compensation including base salary and annual bonus at target (defined pursuant to the employment agreement) reduced by benefits payable to

Mr. Brown under pension plans of the Company or NAC or under pension plans of Mr. Brown's prior employers. Any retirement benefit that is payable prior to age 60 shall be reduced by 5% per year to reflect its expected period of payment. This benefit is payable to Mr. Brown for his lifetime and, following his death, 50% of such amount is payable to his surviving spouse, if any, for her lifetime.

    If Mr. Brown's employment is terminated (i) by the Company other than for cause or (ii) by Mr. Brown for "good reason," as defined in his employment agreement, in addition to accrued benefits under such agreement, Mr. Brown will receive a lump sum payment equal to three times the sum of (i) his then current base salary plus (ii) the amounts that would be paid to him under the Annual Incentive Plan and the Long-term Incentive Plan at his target for the year or performance period, as the case may be, during which such termination occurs, except that, if such termination occurs after a change in control, Mr. Brown's severance payment will in no event be less than 2.99 times the sum of Mr. Brown's then annual base salary plus payments under the Annual Incentive Plan and Long-term Incentive Plan at target. Provisions regarding continuing life and health insurance, excise tax payments and the definition of change in control are comparable to those contained in the Senior Officer Agreements described below.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE VICE PRESIDENTS

    The Company entered into employment agreements with Ms. Bannerman and Messrs. Fadden, Kott, and Madsen effective October 30, 1996 for three-year terms. Pursuant to such agreements, in the event of involuntary termination of employment, the employee will receive a severance payment equal to his or her then current base salary plus annual and long-term bonuses paid out at the target percentages with respect to the greater of the balance of the term of the agreement or a two-year period. In the event of the voluntary termination of the employee, he or she is subject to provisions regarding non-competition and non-solicitation of clients. Severance provisions in the event of a change in control are described under "Change In Control Severance Agreements."

CHANGE IN CONTROL SEVERANCE AGREEMENTS

    In addition to the agreements described above, the Company has entered into severance agreements with the executive vice presidents, senior vice presidents and certain vice presidents of NAC (the "Senior Officer Agreements") and severance agreements with the other officers of NAC and its subsidiaries in order to reinforce and encourage the continued dedication and attention of such persons to their assigned duties without distractions arising from a potential change in control. These severance agreements as well as a severance program for other employees are also intended to help retain staff members in the event of a potential change in control and thereby protect the assets of the Company.

    As part of the Senior Officer Agreements, each party has agreed that in the event of a "potential change in control" of the Company, the senior officer will remain in the employ of the Company or its subsidiaries for a six-month period. If a senior officer's employment is terminated within two years of a "change in control" (i) by the Company other than for cause, or (ii) by the senior officer for "good reason," the senior officer will be entitled to a severance payment equal to his average annual compensation from the Company during the five years immediately preceding the change in control plus target payments from the Annual Incentive Plan and the Long-term Incentive Plan, multiplied by 2.99. The severance payment will be made over 2.99 years or in a discounted lump sum. The senior officer will also receive amounts earned but not yet paid under the Long-term Incentive Plan, acceleration of vesting of stock options and restricted stock, and continuing life and health insurance coverage for a three-year period after termination, as well as legal fees incurred in enforcing the severance agreement. If a senior officer becomes subject to an excise tax under the Internal Revenue Code as a result of any payments or benefits received on a change in control, the Company will make an additional payment to the senior officer to make him or her whole after payment of the excise tax.

    A "potential change in control" would be deemed to occur if (i) the Company enters into an agreement, the consummation of which would result in a change in control of the Company, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control, (iii) any person becomes the beneficial owner of securities representing 10% or more of the combined voting power of the Company's then outstanding securities; or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control has occurred. A "change in control" of the Company would be deemed to occur if
(i) any person is or becomes the beneficial owner of securities representing 30% or more of the combined voting power of the Company's then outstanding securities, (ii) during any two-year period individuals who constituted the Board of Directors of the Company cease, for any reason, to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger, consolidation or complete liquidation of the Company or a sale of substantially all of the Company's assets. "Good reason" is defined to include any change in duties or responsibilities, reduction in compensation or benefits, relocation or the failure of the Company or its successor to provide the senior officer with a three-year employment contract for the equivalent duties and at comparable levels of compensation and benefits as exist at the time of the change in control.

COMPENSATION OF DIRECTORS

    Prior to June 1997 the Board retainer was $27,500, paid in cash. In June 1997 the Board of Directors increased the retainer to $30,000, and changed the form of payment to 25% in cash and 75% in the form of Company Common Stock. The Common Stock is nontransferable for six months from issuance. The Directors also receive fees of $2,500 for each Board of Directors' meeting attended and $1,000 for each Committee meeting attended. The non-executive Chairman of each Committee receives an additional cash retainer of $2,500 annually. The Company pays for or reimburses the travel and related expenses incurred to attend Board and Committee meetings.

    Directors may elect to defer, until a date specified, receipt of all or a portion of their cash retainers and fees. Interest is allocated to amounts deferred at a rate comparable to the rate earned by the Stable Value Fund of the NAC Re Corp. Employee Savings Plan. During 1997, three Directors elected to defer compensation pursuant to this arrangement.

    The Company maintains the Directors' Stock Option Plan pursuant to which Directors who are not full-time employees of the Company or its subsidiaries and who are otherwise eligible automatically receive non-qualified stock options to purchase NAC Re Common Stock at the market value for such stock on the grant date. The initial grant under the plan is an option to purchase 11,250 shares of Common Stock, with subsequent annual grants of options to purchase 2,250 shares of Common Stock. Such options become exercisable six months following their grant date. See "Certain Relationships and Related Transactions" for a description of consulting fees paid to Mr. Fitt.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during 1997 were: John P. Birkelund, C. W. Carson, Jr., Daniel J. McNamara, Stephen Robert, and Herbert S. Winokur, Jr. Stephen Robert is Vice Chairman of CBIC Oppenheimer Corp. (previously Chairman and Chief Executive Officer of Oppenheimer & Co., Inc., its predecessor Corporation) ("Oppenheimer"). Oppenheimer provides investment advisory services with respect to the Company's pension funds.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is driven by its primary corporate objectives--to provide the best return to the shareholders over the long term and to maintain a highly motivated staff, providing them with the opportunity to share in the success of the Company. Specifically, NAC Re's executive compensation program serves:

    - To align the interests of executives and shareholders by causing a significant portion of executive compensation to be variable, or "at risk," dependent upon the achievement of long-term corporate performance objectives, while emphasizing significant ownership of NAC Re Common Stock.

    - To sustain superior corporate performance over time by designing elements of the compensation program that are based on longer-term rewards, such as extended vesting and long-term plans.

    - To attract and retain quality staff by emphasizing the necessity to be highly competitive.

    Total compensation is intended to fall at approximately the 75th percentile of the reinsurance industry for above-average corporate performance. Industry statistics are generally derived from an independent survey of 33 public and private property and casualty reinsurance companies, including three of the eight companies in the S&P Property-Casualty Insurance Group Index, or their reinsurance affiliate. This information is further refined to construct a comparison to the top 15 reinsurers.

    At present, the executive compensation program is composed of salary, annual cash incentive opportunities, long-term cash incentive opportunities and stock-based awards. As the executive officer's level of responsibility increases, a greater portion of potential total compensation opportunity is based on corporate performance and appreciation in stock value and a lesser portion on individual performance and competitive industry levels, causing greater potential variability in the individual's absolute compensation from year to year.

    SALARIES

    Salary is viewed as fixed base compensation determined initially by industry and position comparisons. In addition, salaries are considered in the context of the Company's internal salary range structure to insure that the compensation level for each position is determined with regard to other relevant positions within the Company. For the Chief Executive Officer, annual adjustments are considered based on the goals and performance of the Company and prevailing competitive conditions. For other executive officers, individual performance is also considered.

    ANNUAL INCENTIVE PLAN

    The Company's Annual Incentive Plan provides a yearly cash bonus opportunity that serves to motivate executive officers to achieve the Company's operational and strategic goals.

    Cash payouts under the Annual Incentive Plan are recommended by management and determined by the Compensation Committee after the completion of each calendar year. These payouts are based primarily on corporate performance for the prior year and an evaluation of each participant's respective contribution to the performance of the Company. As a participant's responsibilities increase, the portion of his or her bonus dependent on corporate performance increases. For the named executive officers, the entire bonus for 1997 was based on corporate performance.

    Awards are determined by an evaluation of the Company's performance relative to its business plan, which plan has been approved by the Board of Directors, in the context of market conditions. Performance criteria include return on shareholders' equity, earnings and earnings growth, composite ratio, expense ratio, premium volume, performance relative to other comparable reinsurers and subjective measurements of success. There is no predetermined weight given to each criterion. Rather, the Committee's evaluation involves a subjective balancing of the various measures of success. If the Company's overall performance meets the performance expectations, bonuses are paid at or above the target level. It is not necessary for each individual aspect of the performance expectations to be met for bonuses to be paid at or above the target level.

    LONG-TERM INCENTIVE PLAN

    The Company's Long-term Incentive Plan is a cash award plan designed to provide incentives for superior long-term corporate performance. This program in particular has been structured to recognize the critical importance and retention of key management employees and to focus their attention on long-term goals. Long-term Incentive Plan awards are based solely on corporate performance.

    The Plan payout is based on objective formulas that measure the Company's internal and external financial performance. The measurement of internal performance is based on the Company's operating return on beginning equity over a three-year period compared to a peer group composed of the 15 largest reinsurance companies. The measurement of external performance is based on the Company's total shareholder return over a five-year period, compared to the returns measured by stock market indices and peer company returns. Minimum performance levels are required for a payout under each formula; however, discretion may be applied by the Committee.

    STOCK-BASED PLANS

    Stock-based plans are designed to align the interests of executives and shareholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options and restricted stock make a significant portion of executive compensation dependent upon the Company's overall results and how the Company is perceived by its shareholders and the marketplace. Options granted to executives are typically granted at 100% of the market value of the stock on the date of grant. Generally, option awards become exercisable over a relatively long period, motivating executives to sustain high corporate performance in order to increase the value of such options.

    For the 1997 option grant an option pool for all officers was established by the Compensation Committee utilizing guidelines based on general and reinsurance industry competitive practice and an option valuation. In addition, the total number of options outstanding relative to shares outstanding was considered. Individual awards for executives were determined by the Compensation Committee by the application of individual guideline amounts (which are based on level and competitive practice) to the corporate pool.

CEO COMPENSATION

    As described, the executive compensation program is designed to link compensation with the accomplishment of business and corporate objectives and with return for the shareholders. This is clearly exemplified in the compensation of the Company's Chief Executive Officer, Mr. Bornhuetter.

    The Company has an employment agreement with Mr. Bornhuetter. In accordance with such agreement, annual base salary increases are determined based on a review of his salary in relationship to the performance of NAC Re and prevailing competitive conditions. Mr. Bornhuetter's annual salary increase for 1997 was determined in March 1997 to be 4.5%, consistent with the Company's salary budget.

    Mr. Bornhuetter's Annual Incentive Plan payment for 1997 was determined by multiplying the payout percentage determined by the Committee by his target, resulting in a bonus of $424,200. The specific corporate performance criteria for determining the bonus level are described under "Annual Incentive Plan," above. For 1997, the Committee determined that the Company's overall financial and strategic performance was excellent, particularly in the context of weak market conditions. Further,

Mr. Bornhuetter's Long-term Incentive Plan award for the 1995-1997 measurement period was determined by multiplying the payout percentage determined on the basis of corporate performance by his target, resulting in a bonus of $488,000. The performance measures utilized for determining this award level are described under "Long-term Incentive Plan," above. In June 1997, Mr. Bornhuetter received a stock option grant to purchase 34,000 shares of Common Stock at the market value on the date of grant as part of the Company's annual option grants to recognize his contribution to the Company and to further align his interests with those of the Company's other shareholders.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. A portion of the compensation paid by the Company during 1997 to Mr. Brown was not fully deductible for federal income tax purposes. Whether all compensation paid in future years is fully deductible will depend upon the constraints of contractual agreements with the Executive Officers as well as any determination by the Committee that the need to retain flexibility with respect to executive compensation is in the best interests of the Company.
         JOHN P. BIRKELUND         C. W. CARSON, JR.         DAN CIAMPA
    DANIEL J. MCNAMARA    STEPHEN ROBERT   HERBERT S. WINOKUR, JR. (CHAIRMAN)

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers, directors and greater than 10% beneficial shareholders, the Company believes that during the year ended December 31, 1997, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

PERFORMANCE GRAPH

    The following graph compares the yearly change in the Company's cumulative total shareholder return on its Common Stock to such return for the S&P 500 Composite Stock Price Index (the "S&P 500 Index") and a peer group that combines the S&P Property-Casualty Industry Index (the "P&C Index") and the S&P Multiline Insurance Stock Price Index (the "Multiline Index"). The peer group consists of the following companies: Allstate Corporation, Chubb Corporation, General Re Corporation, Loews Corporation, SAFECO Corporation, The St. Paul Companies, United States Fidelity & Guaranty Corporation, American International Group, CIGNA Corporation, Hartford Financial Services Group Inc., Lincoln National, The Travelers Group, Inc., Cincinnati Financial Corp. and Progressive Corp.-Ohio (the "P&C/ Multiline"). The graph compares such returns since the Company's initial public offering in October 1985, with December 31, 1992 as the base year. The cumulative total shareholder return on the Company's Common Stock (including dividends) was 399.6% from the initial public offering to the end of 1997 and 23.8% from December 31, 1992 to December 31, 1997. The cumulative total return for the S&P 500 Composite Stock Price Index was 664.4% from October 1985 to December 31, 1997 and 151.7% from December 31, 1992 to December 31, 1997. The cumulative total return for the P&C/Multiline was 599.2% from October 1985 to December 31, 1997 and 194.4% from December 31, 1992 to December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 COMPARISON OF CUMULATIVE TOTAL RETURN (1) YEAR ENDED DECEMBER
                              31.

Dollars
                                                                    NAC Re Corp    S&P 500 Composite Index   P&C/Multiline
IPO(2)                                                                  $ 24.77                    $ 32.92          $42.10
1985                                                                      39.84                      38.41           52.22
1986                                                                      28.28                      45.54           54.23
1987                                                                      19.12                      47.86           50.07
1988                                                                      34.20                      55.81           54.04
1989                                                                      58.01                      73.50           75.97
1990                                                                      53.87                      71.22           66.51
1991                                                                      77.47                      92.92           86.74
1992(3)                                                                  100.00                     100.00          100.00
1993                                                                      73.85                     110.08          106.66
1994                                                                      83.56                     111.53          111.87
1995                                                                      90.27                     153.45          159.11
1996                                                                      85.52                     188.70          198.03
1997                                                                     123.76                     251.65          294.38

------------------------

(1) Stock price appreciation plus dividends.

(2) The Company's initial public offering was in October 1985.

(3) Assumes shareholder invests $100 on December 31, 1992. For periods prior to that date, the graph shows how investments in the Company, the S&P 500 and the Peer Group would have reached $100 on that date from an investment in October 1985.

                                 MISCELLANEOUS

INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Ernst & Young LLP has been selected as the Company's auditors for 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of stockholders.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

    The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

VOTING PROCEDURES

    Directors of the Company must be elected by a plurality of the vote of the shares present in person or represented by proxy at the meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

    With respect to other matters submitted to the stockholders for a vote, if any, the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting for a particular matter is required to become effective. With respect to abstentions, the shares are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are not considered present at the meeting for the particular matter as to which the broker withheld its vote. Consequently, broker non-votes are not counted in respect of the matter, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

PROXY SOLICITATION

    The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for expenses incurred in sending proxies and proxy material to their respective principals.

PROPOSALS FOR NEXT YEAR'S MEETING

    Any proposal of a stockholder intended to be presented at the next Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than November 28, 1998.

COPIES OF ANNUAL REPORT AND FORM 10-K

    Copies of the 1997 Annual Report to Stockholders are being mailed to the stockholders simultaneously with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference.

    THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 TO ANY STOCKHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

                         NAC RE CORPORATION
                         P. O. BOX 2568
                         ONE GREENWICH PLAZA
                         GREENWICH, CONNECTICUT 06836-2568
                         ATTENTION: VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                 AND TREASURER

                                          By Order of the Board of Directors,

                                          /s/ Celia R. Brown

                                          CELIA R. BROWN

                                          SECRETARY

Greenwich, Connecticut
March 24, 1998

                              NAC Re CORPORATION

         One Greenwich Plaza, P.O. Box 2568, Greenwich, CT 06836-2568

               This Proxy is Solicited by the Board of Directors

    MARTHA G. BANNERMAN, CELIA R. BROWN and JEROME T. FADDEN, or any of them with power of substitution, are hereby authorized to represent the undersigned and vote all shares of the Common Stock of NAC Re Corporation held by the undersigned at the Annual Meeting of Stockholders to be held at One Greenwich Plaza, Third Floor, Greenwich, CT at 10:00 a.m. on May 8, 1998, and at any adjournments thereof, on all matters coming before said meeting.

                 (Continued and to be signed on reverse side.)

                                                            ------------
                                                             SEE REVERSE
                                                                 SIDE
                                                            ------------

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                              NAC Re Corporation


                                  May 8, 1998




                Please Detach and Mail in the Envelope Provided

A  /X/ Please mark your
       votes as in this
       example


                  FOR all nominees
              listed at right (except        WITHHOLD AUTHORITY
                 as marked to the         to vote for all nominees
                  contrary below)             listed at right

Proposal 1.             / /                          / /
   The Election of
   Directors:

The Board of Directors recommends a vote FOR proposal 1.

Nominees:   John P. Birkelund
            C. W. Carson, Jr.
            Michael G. Fitt
            Stephen Robert


FOR all nominees listed at right, except vote withheld
from the following nominees (if any).
_____________________________________________________



Signature: _________________________________  Date:__________________________


Signature: _________________________________  Date:__________________________

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, Administrators, Trustees, etc. should so indicate when signing giving full title as such. If signer is a corporation, execute in full Corporate name by authorized officer.